Exhibit 99.1

Outdoor Advertising

Condensed Combined Balance Sheets

September 30, 2014 and December 31, 2013

(Unaudited)

	September 30, 2014	December 31, 2013
Assets
Current assets
Cash and cash equivalents	$3,548,474	$5,520,671
Restricted cash	68,781	197,754
Accounts receivable, net of an allowance for doubtful
accounts of $212,236 and $516,914	45,475,083	49,241,450
Prepaid expenses and other current assets	3,538,082	5,224,122

Total current assets	52,630,420	60,183,997
Property, plant and equipment, net	33,378,964	33,317,335
Intangibles, net	49,122,524	56,704,703
Goodwill	2,530,989	2,530,989
Investments in investee companies	517,104	730,365
Deferred financing costs, net	3,595,259	4,328,574
Due from affiliate	—	2,052,846
Deferred tax assets	2,459,597	2,349,359
Security deposits and other assets	5,510,578	5,706,453

Total assets	$149,745,435	$167,904,621

Liabilities and (Deficit)
Current liabilities
Accounts payable	$6,501,193	$8,557,649
Accrued expenses	20,138,774	21,471,231
Deferred revenue	3,594,399	2,863,999
Short-term debt and notes payable	5,084,956	5,110,140

Total current liabilities	35,319,322	38,003,019
Long-term debt	220,275,258	220,237,269
Other long-term debt	1,081,379	1,568,991
Other long-term liabilities	6,043,300	3,330,002
Deferred rent	11,053,816	10,023,232

Total liabilities	273,773,075	273,162,513

(Deficit)
Invested equity	(124,027,640)	(105,257,892)

Total (Deficit)	(124,027,640)	(105,257,892)

Total liabilities and (Deficit)	$149,745,435	$167,904,621

The accompanying notes are an integral part of these condensed combined financial statements.

Outdoor Advertising

Condensed Combined Statements of Operations

Nine Months Ended September 30, 2014 and 2013

(Unaudited)

	Nine Months Ended September 30,
	2014	2013
Revenues
Net revenues	$152,088,957	$150,545,493
Expenses
Operating	105,158,464	100,026,042
Selling, general and administrative	31,515,977	28,201,134
Depreciation and amortization	14,078,329	13,160,530

Total expenses	150,752,770	141,387,706

Income from operations	1,336,187	9,157,787
Other income (expense)
Interest expense, net	(12,617,899)	(15,311,154)
Equity in income of investee companies, net	859,401	1,168,908
Other income, net	33,487	416,038

Loss before income taxes	(10,388,824)	(4,568,421)
Income tax benefit	110,238	92,388

Net loss	$(10,278,586)	$(4,476,033)

The accompanying notes are an integral part of these condensed combined financial statements.

Outdoor Advertising

Condensed Combined Statement of (Deficit)

Nine Months Ended September 30, 2014

(Unaudited)

Balance at December 31, 2013	$(105,257,892)
Net loss	(10,278,586)
Distribution to Holdings	(1,579,990)
Net change in invested equity	(6,911,172)

Balance at September 30, 2014	$(124,027,640)

The accompanying notes are an integral part of these condensed combined financial statements.

Outdoor Advertising

Condensed Combined Statements of Cash Flows

Nine Months Ended September 30, 2014 and 2013

(Unaudited)

	Nine Months Ended September 30,
	2014	2013
Cash flows from operating activities
Net loss	$(10,278,586)	$(4,476,033)
Adjustments to reconcile net loss to net cash provided by operating activities
Depreciation and amortization	14,078,329	13,160,530
Amortization and write off of deferred financing costs	1,186,996	1,160,427
Provision for doubtful accounts	179,454	916,049
Change in value of equity-based compensation	2,610,308	(756,509)
Equity in income of investee companies, net	(859,401)	(1,168,908)
Distributions received from investee companies	1,049,490	1,426,745
(Gain) on step acquisition of joint venture interest	—	(312,958)
Loss (gain) on sales of property	31,879	(3,000)
Change in fair value of interest rate swap	74,329	(429,871)
Change in deferred income taxes	(110,238)	(92,388)
Changes in operating assets and liabilities
Decrease in accounts receivable	3,359,687	12,259,996
Decrease in prepaid expense and other current assets	1,741,458	908,520
Decrease (increase) in security deposits and other assets	2,298,721	(2,446,428)
(Decrease) increase in accounts payable	(2,315,406)	443,202
Decrease in accrued expenses	(1,080,622)	(5,207,140)
Increase in deferred revenue	730,400	1,677,432
Increase (decrease) in deferred rent	1,030,583	(456,882)
(Decrease) increase in other long-term liabilities	(872,442)	196,474

Net cash provided by operating activities	12,854,939	16,799,258

Cash flows from investing activities
Acquisition of public pay telephone assets	—	(2,100,000)
Acquisition of ownership interests in joint ventures	—	(300,000)
Purchases of advertising property and rights	(20,000)	(150,000)
Additions to property, plant and equipment	(6,847,808)	(6,046,799)
Proceeds from disposal of property, plant and equipment	40,815	3,000
Change in restricted cash	128,973	1,131,770
Return of advances from investee companies	392,152	400,000
Advances to investee companies	(368,981)	(350,803)
Settlement of interest rate swap	(108,361)	—

Net cash used in investing activities	(6,783,210)	(7,412,832)

Cash flows from financing activities
Repayment of debt	(15,928,489)	(3,851,315)
Proceeds from credit facilities and other borrowings	15,000,000	9,500,000
Deferred financing costs paid	—	(373,041)
Distribution to Holdings	(1,579,990)	(2,506,605)
Net change in invested equity	(5,535,447)	(4,015,272)

Net cash used in financing activities	(8,043,926)	(1,246,233)

Net (decrease) increase in cash and cash equivalents	(1,972,197)	8,140,193
Cash and cash equivalents
Beginning of period	5,520,671	6,940,151

End of period	$3,548,474	$15,080,344

Supplemental data
Cash paid during the period for interest	$11,126,703	$14,587,173
Noncash investing activities
Contingent obligation from acquisition	$—	$529,130
Noncash additions to property, plant and equipment	$259,635	$54,500

The accompanying notes are an integral part of these condensed combined financial statements.

Outdoor Advertising

Notes to Condensed Combined Financial Statements

September 30, 2014

(Unaudited)

1.	Description of Business

The Outdoor Advertising business (“Outdoor Advertising” or “the Business”) represents the outdoor media and advertising business of Van Wagner Communications, LLC (“Communications”), a wholly owned subsidiary and the only operating asset of Van Wagner Twelve Holdings, LLC (“Holdings”). The Business develops, markets, and maintains sign structures, wall signs, telephone kiosks, bus wraps and other media types and structures for the purposes of advertising throughout the United States of America (“U.S.”).

2.	Basis of Presentation and Use of Estimates

These condensed combined financial statements were prepared on a stand-alone basis derived from the consolidated financial statements and accounting records of Communications. These statements reflect the condensed combined historical results of operations, financial position and cash flows of Outdoor Advertising in accordance with accounting principles generally accepted in the U.S. (“U.S. GAAP”). For ease of reference, these condensed combined financial statements are collectively referred to as those of Outdoor Advertising.

For the periods presented, the entities that are part of Outdoor Advertising were each separate direct or indirect wholly owned subsidiaries of Communications. These financial statements are presented as if such businesses had been combined for the periods presented. All intercompany transactions and accounts within Outdoor Advertising have been eliminated. The assets and liabilities in the condensed combined financial statements have been reflected on a historical cost basis. The condensed combined statement of operations includes allocations for certain support functions that are provided on a centralized basis by Communications for all of the businesses, including those not included in these financial statements (collectively, the “Non-Outdoor Businesses”). These include expenses not recorded at the business unit level, such as expenses related to finance, human resources, information technology, facilities, and legal, among others. These expenses have been allocated to Outdoor Advertising on the basis of direct usage when identifiable, with the remainder allocated on a pro rata basis of combined revenues and headcount. In addition, the Outdoor Advertising income tax provision and related tax accounts are presented as if these amounts were calculated on a separate tax return basis. Management believes the assumptions underlying the condensed combined financial statements, including the assumptions regarding allocating the general corporate expenses between Outdoor Advertising and the Non-Outdoor Businesses, are reasonable. Nevertheless, the condensed combined financial statements may not include all of the actual expenses that would have been incurred by Outdoor Advertising and may not reflect the combined results of operations, financial position and cash flows had the Business been a stand-alone entity during the periods presented. Actual costs that would have been incurred if Outdoor Advertising had been a stand-alone entity would depend on multiple factors, including organizational structure and strategic decisions made in various areas, including information technology and infrastructure.

Cash for most of Communications’ businesses is currently managed centrally under cash pooling arrangements. Pursuant to these arrangements, most of the cash received by the Non-Outdoor Businesses is deposited directly with Outdoor Advertising and any daily cash flow needs of the Non-Outdoor Businesses are funded by Outdoor Advertising. Therefore, this cash is included in these condensed combined financial statements. Where entities do not participate in the cash pooling arrangements, they maintain separate bank accounts for receipts and disbursements.

Similarly, most of Communications’ current external borrowing requirements are met through a Senior Secured Credit Facility (See Note 7). Borrowings under this facility are used to fund the entire portfolio of

Outdoor Advertising

Notes to Condensed Combined Financial Statements

September 30, 2014

(Unaudited)

businesses of Communications. All of such debt and related interest expense has been attributed to and presented in the condensed combined financial statements of Outdoor Advertising, as Outdoor Advertising is the primary obligor of the debt.

The preparation of condensed combined financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the condensed combined financial statements and the reported amounts of revenues and expenses during the reporting period. Generally, matters subject to estimation and judgment include the valuation of assets and liabilities acquired in business combinations and asset acquisitions, allowance for doubtful accounts, asset impairments, useful lives of intangible and fixed assets, deferred tax asset valuation allowances and asset retirement obligations. Actual results could differ from those estimates.

The accompanying condensed combined financial statements of the Business as of September 30, 2014 and for the nine month periods ended September 31, 2014 and 2013 are unaudited and, in management’s opinion, reflect all adjustments, consisting of normal and recurring adjustments, necessary for a fair statement of the financial position, results of operations and cash flows for the periods presented. These condensed combined financial statements should be read in conjunction with the more detailed combined financial statements and notes thereto, included in the audited combined financial statements for the year ended December 31, 2013 issued on June 19, 2014.

3.	Recently Issued Accounting Standards

In April 2014, the Financial Accounting Standards Board (the “FASB”) issued Accounting Standards Update 2014-08 Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity (“Update 2014-08”). Update 2014-08 changes the requirements, including additional disclosures, for reporting discontinued operations. Under Update 2014-08, a discontinued operation is defined as a disposal of a component or group of components that is disposed of or is classified as held for sale and represents a strategic shift that has (or will have) a major effect on an entity’s operations and financial results. Update 2014-08 is effective for the Business for annual reporting periods beginning on or after December 15, 2014. Early adoption is permitted, but only for disposals that have not been reported in financial statements previously issued or available for issuance. The Business is in the process of evaluating the impact Update 2014-08 will have on its condensed combined financial statements.

In May 2014, the FASB issued Accounting Standard Update 2014-09 Revenue from Contracts with Customers (“Update 2014-09”). Under Update 2014-09, all companies are required to use a new five-step model to recognize revenue from customer contracts. Update 2014-09 is effective for the Business for annual reporting periods beginning after December 15, 2017, and interim periods within annual periods beginning after December 15, 2018. The Business may elect to apply Update 2014-09 earlier if certain criteria are met. The Business is in the process of evaluating the impact Update 2014-09 will have on its condensed combined financial statements.

Outdoor Advertising

Notes to Condensed Combined Financial Statements

September 30, 2014

(Unaudited)

4.	Property, Plant and Equipment

The table below presents the balance of major classes of assets and accumulated depreciation.

	September 30, 2014	December 31, 2013
Land	$976,613	$976,613
Leasehold Improvements	10,486,163	10,392,484
Outdoor and indoor equipment	72,421,242	66,831,130
Office fixtures and equipment	8,474,598	7,747,642
Vehicles	3,489,904	3,007,727

	95,848,520	88,955,596
Less: Accumulated depreciation	62,469,556	55,638,261

	$33,378,964	$33,317,335

Depreciation expense was $6,525,150 and $5,803,167 for the nine months ending September 30, 2014 and 2013, respectively.

5.	Intangible Assets

Intangible assets, other than goodwill, consist of the following:

	September 30, 2014	December 31, 2013
Gross carrying amount
Customer contracts	$2,474,080	$2,474,080
Leased location contracts	64,825,511	64,817,011
Customer relationships	1,957,581	1,957,581
Noncompete agreements	2,575,610	2,575,610
Leasehold rights	15,480,247	15,517,747
Kiosk advertising and permit rights	7,705,341	7,705,341
Other	200,000	200,000

	95,218,370	95,247,370

Accumulated amortization
Customer contracts	2,295,872	2,209,099
Leased location contracts	22,093,543	18,762,034
Customer relationships	2,015,524	1,957,579
Noncompete agreements	2,526,976	2,524,300
Leasehold rights	9,785,753	7,058,980
Kiosk advertising and permit rights	7,302,642	5,985,353
Other	75,536	45,322

	46,095,846	38,542,667

Total intangibles, net	$49,122,524	$56,704,703

Amortization expense was $7,553,179 and $7,357,364 for the nine months ending September 30, 2014 and 2013, respectively.

Outdoor Advertising

Notes to Condensed Combined Financial Statements

September 30, 2014

(Unaudited)

6.	Income Taxes

The Business has income tax benefit of $110,238 and $92,388 for the nine month periods ended September 30, 2014 and 2013, respectively.

Deferred income tax balances are as follows:

	September 30, 2014	December 31, 2013
Deferred tax assets
Net operating loss carryforwards	$1,397,328	$1,477,105
Temporary differences	1,088,653	911,133

Deferred tax assets, net	2,485,981	2,388,238
Deferred tax liabilities
Temporary differences	(26,384)	(38,879)

Deferred tax assets, net	$2,459,597	$2,349,359

Deferred tax assets primarily relate to basis differences on property, plant and equipment, deferred rent and net operating loss (“NOL”) carryforwards generated by the Business for the New York City UBT. The total amount of NOL carryforwards related to UBT at September 30, 2014 and December 31, 2013 is approximately $31,000,000, which expire between 2024 and 2034. The deferred tax liabilities primarily relates to basis differences in intangible assets.

7.	Debt

Senior Secured Credit Facility

During 2012, the Business entered into a $250,000,000 Credit Agreement (the “Senior Secured Credit Facility”) to refinance outstanding debt under the prior facility, fund distributions to Holdings to redeem outstanding indebtedness of Holdings, fund acquisitions and provide working capital. The Senior Secured Credit Facility is guaranteed by Holdings and all of its direct and indirect subsidiaries and is collateralized by existing and after-acquired personal property and real property of Communications, including Holdings’ interest in Communications and Communications’ interests in its subsidiaries, which includes the Business.

The Senior Secured Credit Facility was comprised of the following facilities: a $225,000,000 Term Loan (“Term B Loan”) and a $25,000,000 Revolving Credit Facility (“Revolver”). The Revolver contains a separate sublimit of $10,000,000 for letters of credits. Any outstanding letters of credit reduce, on a dollar-for-dollar basis, the amount of borrowing capacity under the Revolver. The Term B Loan has a final maturity date of August 3, 2018 and the Revolver commitments expire on August 3, 2017.

On August 6, 2013, the Business amended the Senior Secured Credit Facility principally to provide for a new tranche of term loans which replaced all prior term loans and included new term loans in a principal amount of $5,000,000; increase the letter of credit sublimit to $12,500,000; and reduce the interest rates on the facility. In connection with the amendment, the Business recognized expenses of $631,068. Following the amendment, the Business had outstanding aggregate term loan borrowings of $227,750,000, the entire balance of which will hereinafter be referred to as the Term B Loan. The maturity dates for the credit facility were not amended.

Outdoor Advertising

Notes to Condensed Combined Financial Statements

September 30, 2014

(Unaudited)

As of September 30, 2014 and December 31, 2013, there were $5,000,000 and $2,000,000 in borrowings outstanding under the Revolver, respectively, and $5,897,231 and $5,959,788, respectively, in letters of credit outstanding. The letters of credit are generally used in lieu of security deposits for municipal authorities and landlords under license and lease agreements.

The long-term debt outstanding balance is as follows:

	September 30, 2014	December 31, 2013
Term B Loan principal balance	$222,056,807	$225,472,500
Less: Unamortized discount	(2,226,549)	(2,680,231)

	219,830,258	222,792,269
Less: Current portion	(4,555,000)	(4,555,000)

	215,275,258	218,237,269
Revolver	5,000,000	2,000,000

Total long-term debt	$220,275,258	$220,237,269

The Term B Loan requires quarterly principal payments of $1,138,750, which commenced March 31, 2014. The Senior Secured Credit Facility also provides for a mandatory excess cash flow payment equal to 0%, 25%, 50% or 75% of annual excess cash flow, as defined, with the exact percentage dependent on leverage ratios. Any payments are to be made in the year following that for which the excess cash flow payment is calculated and applied to remaining installments of the principal balance of the Term B Loan, in order of maturity. The Business determined that an excess cash flow payment of $1,445,830 was due for the year ended December 31, 2013 and paid this amount in April 2014.

The Senior Secured Credit Facility contains covenants that require Communications to maintain a Consolidated Senior Leverage Ratio, as defined, at or below 6.5x and restrict the ability of Communications to borrow additional amounts if such borrowings would cause the Consolidated Senior Leverage Ratio to exceed that level or cause the Consolidated Total Leverage Ratio, as defined, to exceed 6.75x. At September 30, 2014 and December 31, 2013, Communications’ Consolidated Senior Leverage Ratio was 6.01x and 5.75x, respectively, and Consolidated Total Leverage Ratio was 6.11x and 5.86x, respectively. In addition, there are covenants that restrict, among other things, the ability of the Business to dispose of assets, create liens, make investments, and pay dividends or make other restricted payments. Communications was in compliance with its financial covenants at September 30, 2014 and December 31, 2013.

Interest Rate Swap Agreements

The Business uses variable rate debt to finance its operations. The debt obligations expose the Business to variability in interest payments due to changes in interest rates. The Business believes that it is prudent to limit the variability of its interest payments. To meet this objective, the Business has in the past entered into interest rate swap agreements to manage fluctuations in cash flows resulting from interest rate risk. These swap agreements converted a portion of variable-rate cash flow exposure on the debt obligations to fixed cash flows.

Outdoor Advertising

Notes to Condensed Combined Financial Statements

September 30, 2014

(Unaudited)

By using derivative financial instruments to hedge exposures to changes in interest rates, the Business exposes itself to credit risk and market risk. Credit risk is the failure of the counterparty to perform under the terms of the interest rate swap agreement. Market risk is the adverse effect on the value of a financial instrument that results from a change in interest rates. The market risk associated with the interest rate swap agreement is managed by establishing and monitoring parameters that limit the types and degree of market risk that may be undertaken.

The Business assesses interest rate cash flow risk by continually identifying and monitoring changes in interest rate exposure that may adversely impact expected future cash flows and by evaluating hedging opportunities.

During 2012, the Business entered into a new interest rate swap agreement to hedge the variable LIBOR interest rate on a total notional value of $125,000,000, which was to expire on September 30, 2016. This agreement was settled with a $108,361 payment on September 30, 2014. This agreement had a fair value liability position of $34,032 at December 31, 2013, which is included in accrued expenses.

The Business did not contemporaneously assess the effectiveness of its swap agreement. Accordingly, the increase in the fair value of the liability under the swap agreement of $74,329 for the nine months ended September 30, 2014 was reflected as an increase to interest expense and the increase in the fair value of the asset of $429,871 for the nine months ended September 30, 2013 was reflected as a decrease to interest expense.

Other Debt

The Business has other debt outstanding of $1,611,335 and $2,124,131 at September 30, 2014 and December 31, 2013, respectively. The current portion of the debt was $529,956 and $555,140 at September 30, 2014 and December 31, 2013, respectively. The debt consists primarily of subordinated debt and other obligations issued or assumed in connection with acquisitions. Such obligations have interest rates ranging up to 6% per annum.

8.	Fair Value of Financial Instruments

At September 30, 2014 and December 31, 2013, the Business’s financial instruments included cash and cash equivalents, accounts receivable, accounts payable and debt. The fair value of cash and cash equivalents, accounts receivable, accounts payable and short-term debt and notes payable approximate their carrying values because of the short-term nature of these instruments.

The FASB established a fair value hierarchy, consisting of three broad levels, that prioritizes the inputs for valuation techniques used to measure fair value. Level 1 inputs consist of observable inputs, such as quoted prices in active markets for identical assets and liabilities. Level 2 inputs are inputs, observable either directly or indirectly, other than quoted prices in active markets included in Level 1. Level 3 inputs have the lowest priority, are generally less observable from objective sources and require the reporting entity to develop its own assumptions. The Term B Loan is traded in the secondary market for syndicated loans, although the debt trades infrequently and is highly illiquid. The fair value of the Business’s Term B Loan outstanding debt balance, for which management uses only Level 2 inputs to measure, is based on quotes obtained through major financial institutions. The fair value of the Term B Loan was approximately $220.4 million and $228.3 million as of September 30, 2014 and December 31, 2013, respectively.

Outdoor Advertising

Notes to Condensed Combined Financial Statements

September 30, 2014

(Unaudited)

Fair value information with respect to the Business’s Revolver, other long-term debt and other long-term liabilities are not presented as such balances approximate their carrying values at September 30, 2014 and December 31, 2013.

9.	Equity-Based Compensation

The Business awards Class B interests in Holdings to employees as incentive awards. Under the Holdings’ limited liability company agreement as amended and restated (the “Limited Liability Company Agreement”), the Class B members do not have the right to vote or grant consents with respect to any matters, and, upon the occurrence of certain events, Class B members may put their interests to Holdings and Holdings may call the Class B members’ interest. The Class B interests have an embedded put option and an embedded call option. The put option is triggered by one of the following events: death of the Class B member, termination of employment of the Class B member other than for cause (as defined), or failure to renew the employment contract of the Class B member (except under certain circumstances). Upon the occurrence of the put event, the Class B member (or the Class B interest holder if the interest had been transferred) has 90 days to cause Holdings to purchase all of his Class B interests. Under the Limited Liability Company Agreement, such obligations to Class B members can be satisfied by Holdings by issuing unsecured notes to the Class B members payable interest-only for ten years or, upon mutual agreement of Holdings and the member, instruments with alternative deferred payment terms. Based on the characteristics of the awards, including the repurchase features, they have been classified as a liability of the Business.

At September 30, 2014 and December 31, 2013, the Business had a liability for such awards of $4,759,103 and $1,958,042, respectively, included in other long term liabilities, representing the appreciation in value of 84,116 and 86,485, respectively, Class B interests in Holdings since their date of issuance. The changes in the formula value of the Class B interest, which was recorded as compensation expense of $2,610,308 for the nine months ended September 30, 2014 and ($756,509) for the nine months ended September 30, 2013, was recorded in selling, general and administrative expense.

Effective February 19, 2014, in connection with the termination of an employee of the Business who was also a Class B interest unitholder, 2,369 units held by such employee were repurchased at the formula value of $120,674 by Holdings and cancelled.

Effective May 28, 2013, in connection with the termination of an employee of the Non-Outdoor Businesses who was also a Class B interest unitholder, 4,032 units held by such employee were purchased at the formula value of $280,734 by two employees of the Business, who were also existing interest unitholders. The Business recognized a liability with respect to such units in the amount of their formula value.

10.	Multiemployer Pension and Postretirement Benefit Plans

The Business contributes to three multiemployer defined benefit pension plans under the terms of collective-bargaining agreements that cover its union-represented employees: National Electric Benefit Fund (“NEBF”), International Painters and Allied Trades Industry Pension Fund (“IUPAT”) and Sheet Metal Workers’ National Pension Fund (“NPF”). The other employers participating in these multiemployer plans are primarily in the painters, sheet metal working and electrical trade industries. The risks of participating in multiemployer plans are different from single-employer plans, as assets contributed to the multiemployer plan by one employer may be used to provide benefits to employees of other participating employers and if a participating employer stops contributing to the plan, the unfunded obligations of the plan may be borne by the remaining participating employers. Additionally, if the Business chooses to stop participating in some

Outdoor Advertising

Notes to Condensed Combined Financial Statements

September 30, 2014

(Unaudited)

of its multiemployer plans it may be required to pay those plans a withdrawal liability based on the underfunded status of the plan. Management does not intend to take any such action that would subject the Business to such liability. Management has not received any communication of any changes in the three multiemployer defined benefit pension plans during the nine months ended September 30, 2014 and 2013.

Contributions to the NEBF plan were $191,506 and $146,878 for the nine months ended September 30, 2014 and 2013, respectively.

Contributions to the IUPAT plan were $74,939 and $76,507 for the nine months ended September 30, 2014 and 2013, respectively.

Contributions to the NPF plan were $253,501 and $304,162 for the nine months ended September 30, 2014 and 2013, respectively.

11.	Related-Party Transactions

In the ordinary course of business, the Business enters into transactions with related parties to rent certain sign locations from entities that are controlled by affiliates. The Business also rents certain office space from an affiliate. Total related party rent expense was $1,045,565 and $1,066,338 for the nine months ended September 30, 2014 and 2013, respectively. Additionally, the Business provides management services to related parties. Management fees earned from these related parties were $94,674 and $107,328 for the nine months ended September 30, 2014 and 2013, respectively.

Outdoor Advertising had an amount receivable from the Non-Outdoor Businesses on the condensed combined balance sheet of $2,052,846 at December 31, 2013 for sign construction services provided by employees of the Business. This receivable balance was paid in full in August 2014 and as such, there was no receivable from the Non-Outdoor Businesses at September 30, 2014. No services were provided during the nine months ended September 30, 2014 and 2013.

Historically, Communications provided services to and funded 100% of certain corporate expenses for all businesses. These services relate to accounting and finance, human resources, information technology, facilities, and legal, among others. These condensed combined financial statements include the Outdoor Advertising share of corporate expenses which have been allocated to Outdoor Advertising on the basis of direct usage when identifiable, with the remainder allocated on a pro rata basis of combined revenues or headcount. The allocated expenses are included in the condensed combined statement of operations in operating, selling, general and administrative, and depreciation and amortization expenses.

Management believes the assumptions underlying the condensed combined financial statements, including the assumptions regarding allocating expenses are reasonable.

The corporate allocations to the Business were $13.9 million and $11.2 million for the nine months ending September 30, 2014 and 2013, respectively.

Intercompany transactions other than services provided in the normal course of business operations between Outdoor Advertising and Non-Outdoor Businesses are considered to be effectively settled for cash. The total net effect of the settlement of these intercompany transactions is reflected in the condensed combined statement of cash flows as a financing activity and in the condensed combined balance sheet as invested equity. The net change in invested equity of Outdoor Advertising for the nine months ended September 30,

Outdoor Advertising

Notes to Condensed Combined Financial Statements

September 30, 2014

(Unaudited)

2014 and 2013 of ($6,911,172) and ($4,936,809), respectively, primarily relate to cash pooling and general financing activities.

12.	Commitments and Contingencies

Operating Leases and License Agreements

The Business is obligated under various operating lease agreements for office space, office equipment and automobiles, which expire at various dates through 2022. Rent expense under these leases amounted to $2,396,166 and $2,334,788 for the nine months ended September 30, 2014 and 2013, respectively. Rent expense is recorded on a straight-line basis.

Additionally, the Business is obligated under operating leases and license agreements for certain sign locations. Such space is leased or licensed by the Business for advertising purposes under leases or licenses that expire at various dates. Rent expense under such leases and licenses is recorded on a straight-line basis and was $75,111,534 and $70,120,557 for the nine months ended September 30, 2014 and 2013, respectively. Rent expense includes both guaranteed minimum payments and contingent rents based on advertising revenues from certain properties.

The Business has agreements with municipalities and public authorities which entitle it to operate advertising displays within their jurisdictions on the exteriors of benches, transit shelters, street kiosks, buses, transit overpasses and other structures. Under most of these franchise agreements, the franchisor is entitled to receive the greater of a percentage of the relevant revenues, net of agency fees, or a specified guaranteed minimum annual payment.

Commercial Rent Tax

On June 10, 2014, as part of an audit of the Business’s payment of New York City commercial rent tax, the City of New York (the “City”) presented the Business with preliminary workpapers indicating a proposed adjustment of approximately $9.6 million related to the Business’s commercial rent tax liability for the period from June 1, 2002 to May 31, 2013. The proposed adjustment amount includes proposed taxes, calculated based on commercial rent paid, as well as interest and penalties. Management strongly disagrees with the City’s preliminary calculations and supporting documentation and intends to vigorously defend its position. The Business submitted its response to the City on July 9, 2014.

Given the preliminary nature of this matter, management cannot yet determine an amount or range of potential liability, if any, that might result. Moreover, even if the Business owes additional commercial rent tax during the period, under applicable law, the Business may take a deduction from any taxes owed for subtenant rent received from its advertisers. If the Business elects to take such deduction, management believes that such deduction would offset the full amount of any taxes owed.

Litigation

The Business is subject to claims and litigation in the normal course of its business for which management does not believe the outcome will have a material adverse effect upon its financial position, results of operations or cash flows.

On April 13, 2011, the City of Los Angeles (“Los Angeles”), on behalf of itself and the People of the State of California initiated a lawsuit in the Superior Court of California against the Business and owners of

Outdoor Advertising

Notes to Condensed Combined Financial Statements

September 30, 2014

(Unaudited)

certain properties on which the Business installed advertisements in Los Angeles. The suit alleged, among other things, that the Business violated certain state and local laws prohibiting such advertising signs. The suit sought injunctive relief and monetary relief relating to the installation and display of supergraphic advertisements by the Business at 15 locations in Los Angeles primarily during the period 2008 to 2010. The Business operated at these advertising locations during this period subject to a stipulation it entered into with Los Angeles in October 2008, which was approved by the United States District Court for the Central District of California. The Business voluntarily removed the signs in the program, including those advertisements that are covered by the suit, in May 2010, even though it believed that it had the right at that time to continue to operate them under the Court-approved stipulation.

The Business filed an Answer to Los Angeles’ claims, denying liability. In addition, on January 13, 2012, the Business filed cross-claims against Los Angeles, seeking injunctive relief and monetary damages arising from Los Angeles’ Ordinance banning off-site signs and modifications thereto and its disparate treatment of the Business under the Ordinance.

In June 2013, the Business and Los Angeles entered into a settlement agreement resolving their claims against one another whereby the Business paid $385,000 to Los Angeles. This amount has been included in operating expenses in the condensed combined statement of operations for the nine months ended September 30, 2013. Thereafter, Los Angeles dismissed its claims against the Business with prejudice, and the Business dismissed its cross-claims against Los Angeles with prejudice.

13.	Business Segment

The Business is managed as a single business unit that develops markets and maintains sign structures, wall signs, telephone kiosks, bus wraps and other media types and structures for the purpose of advertising throughout the US. The Business consists of a number of different subsidiaries or divisions (collectively “Subsidiaries”) which are differentiated by either geographic market, media type, prior ownership or other. However, the Subsidiaries within the Business are operated as one. They share a common senior management and sales team and compensation plans for senior managers are based on aggregated results. When making resource allocation decisions, our chief operating decision maker evaluates profitability data but gives no weight to the financial impact of the resource allocation decision on an individual subsidiary. The Business’s objective in making resource allocation decisions is to maximize its combined financial results, not the individual results of the respective units.

14.	Subsequent Events

On October 1, 2014, Holdings sold its right, title and interest in and all of the membership interests of the Business to CBS Outdoor Americas Inc. and CBS Outdoor LLC for $690 million. In connection with the sale, the Business spun off by way of distribution, or otherwise, the assets of the Business that did not primarily relate to the outdoor media and advertising business of Communications, including assets that relate to the general administrative and operational functions of the Business. Also in connection with the sale, on October 1, 2014, the entire principal balance of the Senior Secured Credit Facility, plus accrued interest, was repaid in full.

Management has evaluated all other events and transactions that occurred after September 30, 2014 through December 22, 2014, the date the condensed combined financial statements were available to be issued, and has determined that all material subsequent events or transactions that would require disclosure have been included in the condensed combined financial statements.